Exhibit 99

NEWS RELEASE
October 30, 2023
Contact:	Mateo Garcia	Telephone: (808) 543-7300
	Director, Investor Relations	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS
3Q 2023 Net Income of $11.4 million
$8.6 Million of Maui Wildfire-Related Expenses, Including $5.9 Million of Additional Provision
Solid Credit Quality and Capital Position
Liquidity Remains Strong

HONOLULU - American Savings Bank, F.S.B. (ASB), a wholly owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported third quarter 2023 net income of $11.4 million, compared to $20.2 million in the second quarter of 2023 and $20.8 million in the third quarter of 2022. Core net income1 for the third quarter of 2023 was $17.6 million.
“American Savings Bank continues to be well-positioned to support our community with a strong capital position, excellent credit quality, lending capacity and ample liquidity,” said Ann Teranishi, president and chief executive officer of ASB. “Despite the economic impacts of the wildfires, our customers and business have proved resilient. I’m very proud of our ASB teammates for delivering exceptional service through this difficult period. Our hearts are with the people of Maui, and we remain committed to supporting the recovery and rebuild effort.”
Financial Highlights
Third quarter 2023 net interest income was $62.6 million compared to $63.2 million in the second, or linked quarter of 2023 and $65.7 million in the third quarter of 2022. The lower net interest income compared to the linked and prior year quarters was primarily due to higher interest expense from rising deposit costs resulting from growth in higher yielding certificates of deposit. The lower net interest income compared to the prior year quarter also included higher interest expense from increased wholesale borrowings, and lower interest and dividends on
1 Core net income is a non-GAAP measure which excludes Maui wildfire-related after-tax costs. See the “Explanation of ASB’s Use of Certain Unaudited Non-GAAP Measures” and the related GAAP reconciliation.

investment securities. Net interest margin for the third quarter of 2023 was 2.70%, compared to 2.75% in the linked quarter, and 2.96% in the third quarter of last year.
The third quarter 2023 provision for credit losses was $8.8 million, compared to $0.04 million in the linked quarter and a $0.2 million negative provision for credit losses in the third quarter of 2022. The higher provision for credit losses for the quarter was primarily due to $5.9 million in additional credit reserves related to borrowers impacted by the Maui wildfires and the resulting economic disruption. As of September 30, 2023, ASB’s allowance for credit losses to outstanding loans was 1.23% compared to 1.13% as of June 30, 2023 and 1.24% as of September 30, 2022.
The net charge-off ratio for the third quarter of 2023 was 0.07%, compared to 0.14% in the linked quarter and 0.03% in the third quarter of 2022. Nonaccrual loans as a percentage of total loans receivable held for investment were 0.16%, compared to 0.22% in the linked quarter and 0.35% in the prior year quarter.
Noninterest income was $15.3 million in the third quarter of 2023 compared to $15.6 million in the linked quarter and $13.0 million in the third quarter of 2022. The decrease compared to the linked quarter was primarily due to a gain on sale of real estate recognized in the linked quarter and lower fee income, partially offset by higher bank-owned life insurance income. The increase compared to the prior year quarter was primarily due to higher bank-owned life insurance income.
Noninterest expense was $56.3 million compared to $53.8 million in the linked quarter and $51.6 million in the third quarter of 2022. The increase compared to the linked and prior year quarters was primarily due to wildfire-related expenses incurred during the quarter, including $1.3 million in professional services costs and $1.0 million in other extraordinary expenses.
Total loans were $6.2 billion as of September 30, 2023, up 3.6% from December 31, 2022, primarily reflecting growth in the commercial real estate and residential mortgage portfolios.
Total deposits were $8.2 billion as of September 30, 2023, an increase of 0.7% from December 31, 2022. Core deposits declined 5.1%, while certificates of deposits increased 71.8%. As of September 30, 2023, 87% of deposits were F.D.I.C. insured or fully collateralized, up slightly from 86% as of June 30, 2023, with approximately 77% of deposits F.D.I.C. insured. For the third quarter of 2023, the average cost of funds was 1.02%, up 19 basis points versus the linked quarter and up 89 basis points versus the prior year quarter.

Wholesale funding totaled $750 million as of September 30, 2023, unchanged from June 30, 2023.
For the third quarter of 2023, return on average equity was 9.2%, compared to 16.2% in the linked quarter and 15.1% in the third quarter of 2022. Return on average assets was 0.47% for the third quarter of 2023, compared to 0.84% in the linked quarter and 0.89% in the prior year quarter. Excluding Maui wildfire-related costs, core returns on average equity and average assets2 were 14.3% and 0.73%, respectively.
In the third quarter of 2023, ASB paid dividends of $14.0 million to HEI. ASB had a Tier 1 leverage ratio of 7.7% as of September 30, 2023.
HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2023 GUIDANCE
Concurrent with ASB’s regulatory filing 30 days after the end of the quarter, ASB announced its third quarter 2023 financial results today. Please note that these reported results relate only to ASB and are not necessarily indicative of HEI’s consolidated financial results for the third quarter 2023.
HEI plans to announce its third quarter 2023 consolidated financial results on Thursday, November 9, 2023 and will also conduct a webcast and conference call at 11:30 a.m. Hawaii time (4:30 p.m. Eastern time) that same day to discuss its consolidated earnings, including ASB’s earnings, and 2023 guidance.
To listen to the conference call, dial 1-888-660-6377 (U.S.) or 1-929-203-0797 (international) and enter passcode 2393042. Parties may also access presentation materials (which include reconciliation of non-GAAP measures) and/or listen to the conference call by visiting the conference call link on HEI’s website at www.hei.com under “Investor Relations,” sub-heading “News and Events — Events and Presentations.”
A replay will be available online and via phone. The online replay will be available on HEI’s website about two hours after the event. An audio replay will also be available about two hours after the event through November 23, 2023. To access the audio replay, dial 1-800-770-2030 (U.S.) or 1-647-362-9199 (international) and enter passcode 2393042.
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information; such disclosures

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2     Core returns on average equity and average assets are non-GAAP measures which exclude Maui wildfire-related after-tax costs. See the “Explanation of ASB’s Use of Certain Unaudited Non-GAAP Measures” and the related GAAP reconciliation.

will be included in the Investor Relations section of the website. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and ASB’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. Investors may sign up to receive e-mail alerts via the Investor Relations section of the website. The information on HEI’s website is not incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference.
Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at https://hpuc.my.site.com/cdms/s/ to review documents filed with, and issued by, the PUC. No information on the PUC website is incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings.
The HEI family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaii. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaii’s population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, ASB, is one of Hawaii’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI also helps advance Hawaii’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.
NON-GAAP MEASURES
Core net income is a non-GAAP measure which excludes Maui wildfire-related after-tax costs. See “Explanation of ASB’s Use of Certain Unaudited Non-GAAP Measures” and related GAAP reconciliations at the end of this release.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2022 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, ASB and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Nine months ended September 30
(in thousands)	September 30, 2023	June 30, 2023	September 30, 2022	2023	2022
Interest and dividend income
Interest and fees on loans	$71,540	$67,966	$53,365	$204,348	$147,499
Interest and dividends on investment securities	14,096	13,775	15,052	42,508	43,729
Total interest and dividend income	85,636	81,741	68,417	246,856	191,228
Interest expense
Interest on deposit liabilities	14,446	9,661	1,704	30,944	3,572
Interest on other borrowings	8,598	8,852	1,055	25,171	1,199
Total interest expense	23,044	18,513	2,759	56,115	4,771
Net interest income	62,592	63,228	65,658	190,741	186,457
Provision for credit losses	8,835	43	(186)	10,053	(692)
Net interest income after provision for credit losses	53,757	63,185	65,844	180,688	187,149
Noninterest income
Fees from other financial services	4,703	5,009	4,763	14,391	15,066
Fee income on deposit liabilities	4,924	4,504	4,879	14,027	14,122
Fee income on other financial products	2,440	2,768	2,416	7,952	7,663
Bank-owned life insurance	2,303	1,955	122	5,683	661
Mortgage banking income	341	230	181	701	1,630
Gain on sale of real estate	—	495	—	495	1,002
Other income, net	627	678	633	2,106	1,480
Total noninterest income	15,338	15,639	12,994	45,355	41,624
Noninterest expense
Compensation and employee benefits	29,902	29,394	28,597	89,500	83,478
Occupancy	5,154	5,539	5,577	16,281	16,996
Data processing	5,133	5,095	4,509	15,240	13,144
Services	3,627	2,689	2,751	8,911	7,712
Equipment	3,125	2,957	2,432	8,728	7,163
Office supplies, printing and postage	1,022	1,109	1,123	3,296	3,256
Marketing	984	834	925	2,834	2,877
Other expense	7,399	6,152	5,643	19,742	14,542
Total noninterest expense	56,346	53,769	51,557	164,532	149,168
Income before income taxes	12,749	25,055	27,281	61,511	79,605
Income taxes	1,384	4,851	6,525	11,380	17,513
Net income	$11,365	$20,204	$20,756	$50,131	$62,092
Comprehensive income (loss)	$(22,866)	$12,994	$(78,186)	$27,120	$(248,126)
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.47	0.84	0.89	0.70	0.90
Return on average equity	9.19	16.20	15.11	13.62	13.65
Return on average tangible common equity	11.02	19.40	17.77	16.36	15.79
Net interest margin	2.70	2.75	2.96	2.77	2.87
Efficiency ratio	72.30	68.18	65.55	69.69	65.40
Net charge-offs to average loans outstanding	0.07	0.14	0.03	0.11	0.01
As of period end
Nonaccrual loans to loans receivable held for investment	0.16	0.22	0.35
Allowance for credit losses to loans outstanding	1.23	1.13	1.24
Tangible common equity to tangible assets	3.9	4.3	4.0
Tier-1 leverage ratio	7.7	7.8	7.7
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$14.0	$11.0	$5.0	$39.0	$32.0
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	September 30, 2023		December 31, 2022
Assets
Cash and due from banks		$139,059		$153,042
Interest-bearing deposits		124,531		3,107
Cash and cash equivalents		263,590		156,149
Investment securities
Available-for-sale, at fair value		1,266,412		1,429,667
Held-to-maturity, at amortized cost		1,212,005		1,251,747
Stock in Federal Home Loan Bank, at cost		18,000		26,560
Loans held for investment		6,191,006		5,978,906
Allowance for credit losses		(76,366)		(72,216)
Net loans		6,114,640		5,906,690
Loans held for sale, at lower of cost or fair value		2,171		824
Other		698,420		692,143
Goodwill		82,190		82,190
Total assets		$9,657,428		$9,545,970
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$2,573,010		$2,811,077
Deposit liabilities–interest-bearing		5,651,341		5,358,619
Other borrowings		750,000		695,120
Other		224,136		212,269
Total liabilities		9,198,487		9,077,085
Common stock		1		1
Additional paid-in capital		357,742		355,806
Retained earnings		460,824		449,693
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(350,234)		$(328,904)
Retirement benefit plans	(9,392)	(359,626)	(7,711)	(336,615)
Total shareholder’s equity		458,941		468,885
Total liabilities and shareholder’s equity		$9,657,428		$9,545,970

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

Explanation of ASB’s Use of Certain Unaudited Non-GAAP Measures

HEI and ASB management use certain non-GAAP measures to evaluate the performance of HEI and the bank.
Management believes these non-GAAP measures provide useful information and are a better indicator of the companies’ core operating activities. Core earnings and other financial measures as presented here may not be comparable to similarly titled measures used by other companies. The accompanying tables provide a reconciliation of reported GAAP1 earnings to non-GAAP core earnings and returns on average equity and average assets for the bank.
The reconciling adjustments from GAAP earnings to core earnings are limited to the costs related to the recent Maui wildfires. Management does not consider these items to be representative of the company’s fundamental core earnings.

Reconciliation of GAAP1 to non-GAAP Measures
American Savings Bank F.S.B.
Unaudited

(in thousands)	Three months ended September 30, 2023	Nine months ended September 30, 2023
Maui wildfire related costs
Pretax expenses:
Provision for credit losses	$5,900	$5,900
Professional services expense	1,300	1,300
Other expenses	1,357	1,357
Pretax expenses	8,557	8,557
Current income tax benefits	(2,293)	(2,293)
After-tax expenses	$6,264	$6,264

ASB net income
GAAP (as reported)	$11,365	$50,131
Excluding expense related to Maui wildfire (after tax):
Provision for credit losses	4,319	4,319
Professional services expense	952	952
Other expenses	993	993
Maui wildfire related cost (after tax)	6,264	6,264
Non-GAAP (core) net income	$17,629	$56,395

	Three months ended September 30, 2023	Nine months ended September 30, 2023
Ratios (annualized %)
Based on GAAP[1]
Return on average assets	0.47	0.70
Return on average equity	9.19	13.62
Return on average tangible common equity	11.02	16.36
Efficiency ratio	72.30	69.69
Based on Non-GAAP (core)
Return on average assets	0.73	0.78
Return on average equity	14.25	15.32
Return on average tangible common equity	17.09	18.40
Efficiency ratio	68.89	68.56

1 Accounting principles generally accepted in the United States of America